UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting material Pursuant to § 240.14a-12

PENN Entertainment, Inc.

(Name of Registrant as Specified In Its Charter)

HG VORA CAPITAL MANAGEMENT, LLC

HG VORA SPECIAL OPPORTUNITIES MASTER FUND, LTD.

DOWNRIVER SERIES LP – SEGREGATED PORTFOLIO C

PARAG VORA

JOHNNY HARTNETT

CARLOS RUISANCHEZ

WILLIAM CLIFFORD

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 29, 2025, HG Vora Capital Management, LLC and certain of its affiliates (“HG Vora”), the beneficial owners of approximately 4.80% of the outstanding common stock of PENN Entertainment, Inc. (NASDAQ: PENN) (“PENN”), sent a letter to PENN shareholders. The full text of the letter, as well as additional information regarding HG Vora’s director nominees, can be viewed online at www.WinAtPENN.com. The full text of the letter is below.

* * *

May 29, 2025

Dear Fellow PENN Shareholders,

We believe the Board of Directors (the “Board”) of PENN Entertainment, Inc. (“PENN” or the “Company”) has acted in a manner that is unbefitting of a board of a public company.

The Board would have you believe, for example, that all is well at the Company, that the business has demonstrated “strong momentum,”i and that there has been a “substantial increase in shareholder value”ii over the last decade. These statements are, in our view, simply false.

PENN’s stock price is down more than 20% in 2025iii and has declined substantially over the last ten years, underperforming both the Company’s peers and market indices.iv The market share of PENN’s online sports betting product, ESPN Bet, has been languishing in the low single-digits since 2023.v By nearly every relevant metric – including Adjusted EBITDAR, free cash flow and earnings per sharevi – PENN’s financial results show no momentum; in fact, PENN’s results are worse than before the Company began its misguided foray into online sports betting.

Incredibly, the Board also claims that PENN’s 2025 Annual Meeting of Shareholders (the “Annual Meeting”) is “not a contested election.”vii Yet, PENN’s proxy card includes only two nominees, even though HG Vora Capital Management, LLC (together with its affiliates, “HG Vora,” “we” or “us”) has duly nominated three director candidates – William Clifford, Johnny Hartnett and Carlos Ruisanchez – to the Board and issued a GOLD proxy card advocating for the election of all three highly qualified, independent candidates.

Shareholders should not be fooled by PENN’s disingenuous rhetoric.

It seems PENN’s incumbent directors will say and do anything to evade responsibility for PENN’s abysmal performance, including disenfranchising shareholders. Last month, PENN’s Board enacted a scheme to reduce the number of seats up for election at the upcoming Annual Meeting from three to two in an effort to reduce shareholders’ influence on the Board’s composition. The Board did so even though HG Vora indisputably had duly nominated three candidates for shareholders’ consideration (and the Board itself had said there would be three seats up for election as recently as April 15, 2025).

In our view, this last, desperate attempt to deprive shareholders of their fundamental right to elect directors of their choosing went too far and is a breach of the Board’s fiduciary duties and a violation of applicable law. Accordingly, HG Vora has commenced litigation against the Company and is seeking expedited relief in Pennsylvania federal court to ensure that shareholders have the opportunity to cast their vote for the third director candidate nominated by HG Vora, William Clifford.

It seems this Board’s disrespect for shareholders knows few limits. Shortly after the Board attempted to reduce its size to block shareholders from electing all three HG Vora-nominated candidates at the Annual Meeting, the Board said it “will continue to consider opportunities to further refresh the Board.”viii We think this means that, rather than submit a candidate to a shareholder vote, the Board now has a plan to appoint an additional board member after the election who will not challenge the current Board’s failed strategies.

The Board is certainly entitled to express its views about the candidates HG Vora has nominated, or use the Company’s resources (that is, shareholders’ money) to run and advocate for candidates in opposition to these nominees. But the Board cannot deny shareholders the opportunity to vote for (or oppose) a duly nominated candidate simply because, after interviewing the candidate, the Board concludes it does not like him. Nor can the Board do so and then appoint a director of its own selection soon after the Annual Meeting without giving shareholders a choice.

Unfortunately, this latest affront to shareholder democracy reflects a broader pattern of defensive and entrenching tactics by the Board. We have engaged extensively with gaming regulators in dozens of states for more than a year to ensure that HG Vora could duly nominate director candidates at PENN’s 2025 Annual Meeting. In response, the Board has taken extraordinary measures to obstruct our ability to exercise our rights, including advocating that state gaming regulators bar our nominations, and – when that effort failed – threatening to invalidate our nominations, threats that the Board ultimately abandoned because it had no basis to invalidate HG Vora’s nominations. Now, most brazenly, the Board is attempting to reduce the number of directors up for election to sidestep accountability.

PENN’s incumbent directors do not seem to understand – or believe – that PENN is owned by its shareholders and that shareholders get to select the fiduciaries who serve on the Board. Nor do they seem to believe they owe shareholders candor. Instead, PENN’s Board is seeking to circumvent accountability to shareholders and deprive us all of our right to cast an informed vote on all three duly nominated candidates – all while claiming that the Annual Meeting is uncontested.

Shareholders should not tolerate such a manipulation of the electoral process, least of all from a Board that has presided over years of value destruction. Contrary to the Board’s claim, the business has no positive momentum that we can detect and has not created value over the last ten years. The fact is that the Company’s stock price is negative year-to-date and has underperformed its peers and relevant market indices over the last one, two, three, four, five, six, seven, eight, nine, and ten years. PENN shareholders deserve fiduciaries on the Board who are willing to challenge failed strategies, bring relevant gaming industry, financial and leadership skills to steward the business, and who are transparent and honest, not self-serving. Genuine change is needed.

Accordingly, we urge all PENN shareholders to vote “FOR” all three independent director candidates nominated by HG Vora using the GOLD Proxy Card. By using the GOLD Proxy Card, shareholders can express their disapproval of the incumbent Board.

We believe PENN’s latest desperate attempt to avoid accountability will ultimately fail. Now is the time to make a powerful statement. You can help restore accountability and create a better future for PENN by voting using the GOLD proxy card today.

Thank you for your support.

Sincerely,

Parag Vora

Portfolio Manager & Founder

HG Vora Capital Management, LLC

If you have already voted using the Company’s proxy card, you have every right to change your vote by completing and mailing the enclosed GOLD proxy card in the pre-paid envelope or by voting via Internet by following the instructions on the GOLD proxy card. If you have any questions or need assistance voting your shares, please contact our proxy solicitor Okapi Partners at 877-629-6355 or info@okapipartners.com.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains “forward-looking statements” that can be identified by the fact that they do not relate strictly to historical or current facts. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if HG Vora’s underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by HG Vora that the future plans, estimates or expectations contemplated will ever be achieved. The information herein does not constitute an offer to sell or solicitation of an offer to buy any of the securities described herein in any state to any person.

Certain Information Concerning the Participants

HG Vora and the other Participants (as defined below) filed a definitive proxy statement and accompanying gold universal proxy card with the SEC on May 12, 2025 to be used to solicit proxies for the election of its slate of director nominees at the 2025 annual meeting of shareholders (the “2025 Annual Meeting”) of PENN Entertainment, Inc. (“PENN”).

The participants in the proxy solicitation are currently anticipated to be HG Vora Capital Management, LLC (the “Investment Manager”), HG Vora Special Opportunities Master Fund, Ltd. (“Master Fund”), Downriver Series LP – Segregated Portfolio C (“Downriver”), Parag Vora (“Mr. Vora” and, collectively with Investment Manager, Master Fund and Downriver, “HG Vora”), Johnny Hartnett, Carlos Ruisanchez and William Clifford (collectively all of the foregoing, the “Participants”).

As of the date hereof, (i) Master Fund directly owns 3,825,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of PENN, including 100 shares of Common Stock as the record holder and (ii) Downriver directly owns 3,425,000 shares of Common Stock, including 100 shares of Common Stock as the record holder (collectively, the 7,250,000 shares of Common Stock owned by Master Fund and Downriver, the “HG Vora Shares”). The HG Vora Shares collectively represent approximately 4.80% of the outstanding shares of Common Stock, based on the 150,852,769 shares of Common Stock outstanding as of April 24, 2025, as disclosed by PENN on its proxy statement for the Annual Meeting. The Investment Manager is the investment manager of Master Fund and Downriver, each of which have delegated all investment and voting decisions to the Investment Manager. Mr. Vora is the manager of the Investment Manager and has authority over day-to-day operations and investment and voting decisions, including with respect to the HG Vora Shares, of the Investment Manager. Each of the Investment Manager and Mr. Vora may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the HG Vora Shares and indirect ownership thereof. Mr. Ruisanchez directly owns 3,150 shares of Common Stock. Neither Mr. Clifford nor Mr. Hartnett beneficially own any shares of Common Stock. Certain of the Participants are also from time to time party to certain derivative instruments that provide economic exposure to PENN’s Common Stock. All of the foregoing information is as of the date hereof unless otherwise disclosed.

Important Information and Where to Find It

HG VORA STRONGLY ADVISES ALL SHAREHOLDERS OF THE CORPORATION TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY AND ACCOMPANYING PROXY CARD WILL ALSO BE FURNISHED TO SOME OR ALL OF THE COMPANY’S SHAREHOLDERS. SHAREHOLDERS MAY DIRECT A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS LLC, 1212 AVENUE OF THE AMERICAS, 17TH FLOOR, NEW YORK, NEW YORK 10036 (SHAREHOLDERS CAN CALL TOLL-FREE: (877) 629-6355).

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i Source: PENN Entertainment Letter to Shareholders, May 15, 2025.

ii Source: PENN Entertainment Definitive Proxy Statement, April 28, 2025.

iii Source: Bloomberg. Data as of May 23, 2025.

iv Source: Bloomberg. Data as of May 23, 2025.

v Source: Eilers & Krejcik Gaming.

vi Source: Company filings.

vii Source: PENN Entertainment Letter to Shareholders, May 19, 2025.

viii Id.